Exhibit 99.1

News Release

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Fourth Quarter and Fiscal Year Ended

July 31, 2015, Declares Quarterly Cash Dividend and

Announces Fiscal 2016 Restructuring Plan

Achieved Fiscal 2015 Revenue and Margin Goals with 15% Non-GAAP EPS Growth;

Fiscal 2016 Restructuring to Optimize Manufacturing and Align R&D

PEABODY, Mass. (September 16, 2015) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its fourth quarter and fiscal year ended July 31, 2015.

Highlights during the fourth quarter (comparisons are against Q4 of fiscal 2014) included:

•	Revenue of $154 million, up 9% (up 11% on constant currency)

•	Gross margin of 41%, down 2 points (down 1 pt. on constant currency)

•	GAAP operating margin of 10%; Non-GAAP operating margin of 14%

•	GAAP diluted EPS of $0.86; Non-GAAP diluted EPS of $1.28

•	Positive operating cash flows of $13 million

Highlights for fiscal year 2015 (comparisons are against fiscal 2014) included:

•	Revenue of $540 million, up 4% (up 6% on constant currency)

•	Gross margin of 42%, flat (up 1 pt. on constant currency)

•	GAAP operating margin of 8%: Non-GAAP operating margin of 12%, up 1 pt.

•	GAAP diluted EPS of $2.66; Non-GAAP diluted EPS of $4.05, up $0.53

•	Positive operating cash flows of $39 million, free cash flow of $29 million

Revenue for the fourth quarter of fiscal 2015 was $154.5 million, an increase of 9% compared with revenue of $142.0 million in the fourth quarter of fiscal 2014. GAAP net income for the fourth quarter of fiscal 2015 was $10.9

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

million, or $0.86 per diluted share, compared with net income of $11.2 million, or $0.89 per diluted share, in the fourth quarter of fiscal 2014. Included in GAAP net income and EPS for the fourth quarter is a reserve of $1.6 million, or $0.12 per diluted share, associated with the previously disclosed BK Medical distributor matter inquiry.

Non-GAAP net income for the fourth quarter was $16.1 million, or $1.28 per diluted share, compared with $17.2 million, or $1.36 per diluted share, in the prior year’s fourth quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

For fiscal 2015, revenue totaled $540.3 million, up 4% from the prior year. GAAP net income for the fiscal year was $33.5 million, or $2.66 per diluted share, compared with $34.5 million, or $2.72 per diluted share, in fiscal 2014. Included in both GAAP and non-GAAP net income for fiscal 2015 is $3.0 million, or $0.24 per diluted share, of discrete tax benefits. Included in GAAP net income and EPS for the fourth quarter is an accrual of $1.6 million, or $0.12 per diluted share, associated with a settlement offer to the SEC in connection with the previously disclosed BK Medical distributor matter inquiry. GAAP net income for fiscal 2014 included favorable discrete net tax benefits totaling $8.8 million, or $0.69 per diluted share, primarily associated with a reduction in taxes expected to be payable in the future associated with the Company’s Canadian operations. Non-GAAP net income for the fiscal year was $51.0 million, or $4.05 per diluted share, compared with $44.6 million, or $3.52 per diluted share, in fiscal 2014. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Jim Green, president and CEO, commented, “We achieved our stated financial goals for fiscal 2015 with revenue growth of 4% (6% on constant currency) and non-GAAP operating margins improving 1 point (2 points on constant currency) even in a challenging international economic environment. I am especially pleased to report that the performance in our Ultrasound segment has improved substantially as we continue to establish our market presence in the U.S. for procedure guided ultrasound for urology, surgery and point-of-care. Also Medical Imaging and Security and Detection met our expectations for the year as we continue to introduce new products and advanced imaging technologies.”

Green continued, “In fiscal 2016 we expect continued mid-single-digit revenue growth and, combined with our focus on costs, should continue driving improvement in non-GAAP operating margin expansion of approximately 1 point.”

Segment Revenues

Medical Imaging segment revenue was $80.8 million for the fourth quarter of fiscal 2015, down 4% from the same period of fiscal 2014, due primarily to a strong comparison last year in Mammography and CT. In the 2015 fiscal year, Medical Imaging revenue was $292.6 million, down 1% from the prior year.

Ultrasound segment revenue was $47.3 million for the fourth quarter of fiscal 2015, up 17% (up 26% in constant currency) from revenue of $40.4 million in the same period of fiscal 2014, driven mainly by strong sales growth in North America and Europe. In the 2015 fiscal year, Ultrasound revenue was $166.2 million, up 9% from the prior year (up 14% in constant currency).

Security and Detection segment revenue was $26.4 million for the fourth quarter of fiscal 2015, up 51% from revenue of $17.4 million in the same period of fiscal 2014 on strong sales of high-speed threat detection systems outside the U.S. In the 2015 fiscal year, Security and Detection revenue was $81.5 million, up 17% from the prior year.

Investigation Regarding our BK Medical Subsidiary

As initially disclosed in our Annual Report on Form 10-K for the fiscal year ended July 31, 2011, we identified certain transactions involving our Danish subsidiary BK Medical ApS, or BK Medical, and certain of its foreign distributors, with respect to which we have raised questions concerning compliance with law, including Danish law and the U.S. Foreign Corrupt Practices Act, and our business policies. We have commenced discussions with the Securities and Exchange Commission concerning the resolution of the SEC inquiry into the matter and have proposed a payment of $1.6 million in settlement of such inquiry. During the three months ended July 31, 2015, we accrued a $1.6 million charge in connection with our settlement proposal. We are uncertain whether the U.S. Department of Justice or the Danish Government will seek to impose any sanctions or penalties against us and have not engaged in settlement discussions with either of these entities. There can be no assurance that we will enter into any settlement with the SEC, the DOJ or the Danish Government, and the cost of any settlements or other resolutions of these matters could materially exceed our accruals.

Fiscal 2016 Restructuring Plan

Today Analogic announced a restructuring of its business that includes the transition of certain manufacturing activities from our Peabody, Massachusetts location to our existing facility in Shanghai, China, a reduction in force in order to align our research and development investment with expected customer funding in our Security and Detection business, and a voluntary retirement program available to eligible employees in the affected areas of our Peabody, MA facility. These actions will impact approximately 90 workers in the Company’s Peabody, MA facility.

The company will incur a restructuring charge of approximately $6 million in fiscal 2016, of which approximately $3 million will be taken in Q1 FY16 with the balance taken throughout the remainder of the fiscal year. The Company expects annual savings on a pre-tax basis of approximately $4 million in fiscal 2016 and $9 million in fiscal 2017.

Jim Green, continued, “As we grow our business and continue to focus on improving our profitability, we are restructuring our global manufacturing and realigning our R&D investment with market opportunities. The restructuring includes a voluntary retirement program to minimize the impact on our employees. With our Shanghai facility fully operational, leveraging this low-cost manufacturing capability will give us a key competitive advantage. In addition, we are aligning our R&D investment with expected customer funding levels in our Security and Detection business.”

Quarterly Cash Dividend

On September 11, 2015, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its fourth fiscal quarter ended July 31, 2015. The cash dividend will be payable on October 12, 2015, to shareholders of record on September 28, 2015.

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. An explanation and a reconciliation of our non-GAAP measures are provided at the end of this press release.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call

Analogic will conduct an investor conference call on Wednesday, September 16, 2015 at 5:00 p.m. (ET) to discuss the fourth quarter and fiscal year-end results. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com/.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight October 16, 2015. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 66840285.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight October 16, 2015. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	July 31, 2015	July 31, 2014	July 31, 2015	July 31, 2014
Net revenue:
Product	$152,475	$139,535	$531,161	$509,527
Engineering	1,996	2,462	9,130	8,021

Total net revenue	154,471	141,997	540,291	517,548

Cost of sales:
Product	88,713	77,841	302,974	290,951
Engineering	1,716	1,827	7,830	6,894

Total cost of sales	90,429	79,668	310,804	297,845

Gross profit	64,042	62,329	229,487	219,703

Operating expenses:
Research and product development	17,512	18,034	68,462	73,828
Selling and marketing	16,207	15,554	63,489	59,157
General and administrative	14,657	13,523	57,291	54,147
Restructuring	(37)	3,267	(354)	3,483

Total operating expenses	48,339	50,378	188,888	190,615

Income from operations	15,703	11,951	40,599	29,088
Total other income (expense), net	285	(153)	434	(50)

Income before income taxes	15,988	11,798	41,033	29,038
(Benefit from) provision for income taxes	5,115	647	7,552	(5,442)

Net income	$10,873	$11,151	$33,481	$34,480

Net income per share
Basic	$0.88	$0.90	$2.70	$2.78
Diluted	$0.86	$0.89	$2.66	$2.72
Dividends declared and paid per share	$0.10	$0.10	$0.40	$0.40
Weighted-average shares outstanding:
Basic	12,425	12,352	12,407	12,404
Diluted	12,600	12,594	12,606	12,667

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)
Assets:	July 31, 2015	July 31, 2014
Cash and cash equivalents	$123,800	$114,540
Accounts receivable, net	119,301	106,436
Inventory	132,712	124,777
Other current assets	26,548	28,021

Total current assets	402,361	373,774
Property, plant, and equipment, net	106,299	114,165
Intangible assets and goodwill, net	106,949	114,321
Other non-current assets	10,157	12,082

Total Assets	$625,766	$614,342

Liabilities and Stockholders’ Equity:
Accounts payable	$30,493	$37,241
Accrued liabilities	37,906	33,465
Other current liabilities	9,191	13,807

Total current liabilities	77,590	84,513
Long-term liabilities	16,766	17,249
Stockholders’ equity	531,410	512,580

Total Liabilities and Stockholders’ Equity	$625,766	$614,342

UNAUDITED SUPPLEMENTAL INFORMATION—RECONCILIATION OF GAAP TO NON-GAAP MEASURES

We provide non-GAAP income from operations, operating margin, other income, net income, and diluted net income per share as supplemental measures to reported results regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these financial measures, and the basis for such adjustments, are outlined below:

Share-Based Compensation Expense

We incur expense related to share-based compensation included in the reported presentation of cost of sales, research and development, selling and marketing, and general and administrative expense. Although share-based compensation is an expense and viewed as a form of compensation, these expenses vary in amount from period to period. In addition, fluctuations in market price and volatility of our shares, risk-free interest rates, and the expected term and forfeiture rates of the awards impact the expense period to period. A portion of our equity compensation is performance-based, which drives volatility in expense as estimated performance-based metrics are updated for actual and forecasted results. Our management team believes that exclusion of these expenses allows comparisons of operating results that are consistent between periods and allows comparisons of our operating results to those of other companies that disclose non-GAAP financial measures that exclude share-based compensation.

BK Medical Distributor Matter Inquiry-Related Costs

As initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011, we have identified transactions involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, with respect to which we have raised questions concerning compliance with law and our business policies. We have concluded that the identified transactions have been properly accounted for in our reported consolidated financial statements in all material respects. During the three months ended July 31, 2015 and 2014, we incurred $1.6 million and $97 thousand of pre-tax BK Medical inquiry-related costs, respectively. The $1.6 million of pre-tax BK Medical Distributor inquiry-related costs incurred in the quarter ended July 31, 2015 was primarily related to an accrual associated with an initial settlement offer to the SEC in connection with this matter. We incurred a total of $3.0 million and $1.4 million of pre-tax inquiry-related costs during fiscal year 2015 and 2014, respectively.

Acquisition Related Expenses

We incur amortization of intangibles and other expenses related to acquisitions. The intangible assets are valued at the time of acquisition and are amortized over their estimated economic life. We believe the exclusion of these acquisition related expenses allow comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses. On March 2, 2013, we acquired Ultrasonix Medical Corporation and on September 20, 2013 we acquired the remaining 90% equity interest in PocketSonics, Inc. We initially purchased a 10% equity interest in PocketSonics in April 2010. During the three months and full-year ended July 31, 2014, we incurred pre-tax acquisition-related expenses associated with the Ultrasonix and PocketSonics acquisitions of $1.4 million and $6.3 million, respectively. The remainder relates to prior acquisitions.

Restructuring Charges

During the fourth quarter of fiscal year 2014, we incurred pre-tax charges of $2.9 million, primarily relating to severance and personnel related costs of 48 involuntarily terminated employees associated with restructuring activities, including optimization of our operations in Peabody Massachusetts, which are recognized in our Consolidated Statement of Operations under restructuring and which we refer to as the Fiscal 2014 Restructuring. During fiscal year 2013, we incurred pre-tax charges of $3.5 million, primarily relating to severance and personnel related costs of 115 involuntarily terminated employees, as well as for facility exit costs associated with restructuring activities, including the consolidation of manufacturing and certain support activities currently conducted at the Ultrasonix facility in Vancouver, into operations at our existing facilities, closure of the Ultrasonix sales subsidiary in Paris, France, the transition costs associated with the planned closure of our Englewood, Colorado facility, as we consolidated manufacturing and development activities into our State College, Pennsylvania facility, and optimization of our operations in Montreal, Canada and Peabody, Massachusetts, all of which were recognized in our Consolidated Statement of Operations under restructuring and which we refer to as the Fiscal 2013 Restructuring. We incurred an additional $0.6 million during fiscal year 2014 related to the Fiscal 2013 Restructuring. Total pre-tax restructuring charges for the three months and full-year ended July 31, 2014 amounted to $3.3 million and $3.5 million, respectively.

Taxes

For purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. In addition, from time-to-time, we recognize certain non-recurring tax adjustments.

During the year ended July 31, 2014, we excluded from our non-GAAP results $8.8 million in discrete net tax benefits primarily associated with a reduction in taxes expected to be payable in the future associated with our Canadian operations. These benefits were excluded from our non-GAAP results as the significant benefit recorded in the second quarter of fiscal year 2014 was non-recurring and management believes not helpful in evaluating short-term and longer-term trends in our operations.

Summary

We exclude the above-described expenses, their related tax impact and other non-recurring tax benefits in evaluating short-term and long-term operating trends in our operations, and allocating resources to various initiatives and operational requirements. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Further, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The following table reconciles the non-GAAP financial measures to their most directly comparable GAAP financial measures.

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	July 31, 2015	July 31, 2014	July 31, 2015	July 31, 2014
GAAP Income From Operations	$15,703	$11,951	$40,599	$29,088
Share-based compensation expense	2,530	2,787	10,938	11,512
Acquisition-related revenues and expenses	2,330	2,099	9,164	8,773
BK distributor matter inquiry related costs	974	97	2,378	1,426
Restructuring	(37)	3,267	(354)	3,483

Non-GAAP Income From Operations	$21,500	$20,201	$62,725	$54,282

Percentage of Total Net Revenue	13.9%	14.2%	11.6%	10.5%
GAAP Other Income (Expense), net	$285	($153)	$434	($50)
BK distributor matter inquiry related costs	599	—	599	—
Acquisition related loss	—	—	—	484

Non-GAAP Other Income (Expense), net	$884	($153)	$1,033	$434

Percentage of Total Net Revenue	0.6%	-0.1%	0.2%	0.1%
GAAP Net Income	$10,873	$11,151	$33,481	$34,480
Share-based compensation expense	1,790	2,128	7,687	8,155
Acquisition related revenues, expenses and loss	1,976	1,727	7,741	7,615
BK distributor matter inquiry related costs	1,457	62	2,350	906
Restructuring	(24)	2,110	(225)	2,250
Tax benefit	—	—	—	(8,764)

Non-GAAP Net Income	$16,073	$17,178	$51,034	$44,642

Percentage of Total Net Revenue	10.4%	12.1%	9.4%	8.6%
GAAP Diluted Net Income Per Share	$0.86	$0.89	$2.66	$2.72
Effect of non-GAAP adjustments	0.42	0.48	1.39	0.80

Non-GAAP Diluted Net Income Per Share	$1.28	$1.36	$4.05	$3.52